EXCLUSIVE LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (the "Agreement") is made and is effective as of the day of , 1997, (hereinafter known as the "Effective Date") by and between RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY, having its statewide Office of Corporate Liaison and Technology Transfer at P.O. Box 1179, ASB Annex II, Bevier Road, Piscataway, New Jersey 08855-1179, (hereinafter referred to as "Rutgers"), and U.S. Plastics Lumber Corp., a Florida corporation having a principal place of business at 2300 W. Glades Rd., Suite 440, Boca Raton, FL 33431 (hereinafter referred to as "Licensee").

                            RECITALS

     WHEREAS, Certain inventions disclosed under Rutgers' Case No. 96-0404-1, generally characterized as "Composite Building Material From Recycled Waste," hereinafter collectively referred to as the "Invention," were made in the course of research at Rutgers, The State University of New Jersey by Drs. Richard Renfree and Tom Nosker (hereinafter, "Inventors"); and

          WHEREAS, Licensee entered into Secrecy and an Option Agreement with Rutgers effective November 18, 1996 and June 30, 1996, respectively, and terminating on and December 31, 1997 and January 31, 1997, respectively, for the purpose of evaluating the Invention; and

     WHEREAS, Licensee is a "small business firm" as defined in 15
U.S.C. 632; and
     WHEREAS, Licensee wishes to obtain certain rights from Rutgers for the commercial development, manufacture, use, and sale of the Invention, and Rutgers is willing to grant such rights on the terms and conditions set forth in this Agreement; and
     WHEREAS, Licensee's early access to Rutgers' Technology prior to the effective date of this Agreement provides the consideration for Licensee's continuing royalty obligation for use of Rutgers Technology; and
     WHEREAS, Both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications and issued patents, as well as on Rutgers' Technology as hereafter defined; and
     WHEREAS, Rutgers is desirous that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

     NOW THEREFORE, the parties agree as follows:

                         1.  DEFINITIONS

     1.1 "Affiliate" means (i) any corporation or business entity that directly or indirectly controls, is controlled by, or is under common control with Licensee to the extent of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors and (ii) any joint venture in which Licensee or an Affiliate participates which markets Licensed Products.
     1.2 "Data" means all information acquired by Licensee, its Affiliates or its sublicensees directly or indirectly from or through Rutgers, its units, its employees, the Inventors, or its consultants relating to the Invention, Licensed Products, on this Agreement, including but not limited to all Rutgers Technology, all patent prosecution documents, and all information received from Inventors.
     1.3 "Licensed Field" shall mean the use of the Invention for plastic railroad ties, marine pilings, highway spacer blocks, highway guard rails, and building materials.
     1.4 "Second Field" shall mean the use of the Invention for sports equipment, and other non-building products, but excluding telephone poles and light poles.

     1. 5 "Licensed Method" means any process, method, or use that is covered by Rutgers' Patent Rights or whose use or practice would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any issued or pending claim within Rutgers' Patent Rights.
     1.6 "Licensed Product" means any material or product or kit, or any service, process, or procedure that (1) either is covered by Rutgers' Patent Rights or whose manufacture, use, or sale would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any claim within Rutgers' Patent Rights or (2) is developed, made, sold, registered, or practiced using Rutgers' Technology or Licensed,Method or which may be used to practice the Licensed Method, in whole or in part.
     1.7 "Major Market countries" shall mean Canada, France, Germany, Italy, Japan, Mexico, and the United Kingdom.

     1.8 "Net Sales" means the total of the gross consideration received for Licensed Products made, used, leased, transferred, sold or otherwise disposed of by Licensee, its Affiliates, and its sublicensees, at arms-length prices, less the sum of the following actual and customary deductions (net of rebates or allowances of such deductions received) included on the invoice and actually paid: returns, bad debts not to exceed 5% of the Net Sales annually, cash, trade, or quantity discounts; sales or use taxes imposed upon particular sales; import/export duties; and transportation charges.
     A Licensed Product shall be deemed made, used, leased, transferred, sold, or otherwise disposed of at the time Licensee bills, invoices, ships, or receives payment for such Licensed Product, whichever occurs first.
     1.9 "Research Agreement" means the research agreement executed between Licensee and Rutgers which funds further research in the field of Rutgers' Patent Rights.
     1.10 "Rutgers Patent Rights" means U.S. Patent Application Number 08/704,889 and foreign patents and patent applications corresponding thereto owned by Rutgers, including any reissues, extensions, substitutions, divisions, continuations not including continuations-in-part thereof.
     1.11 "Rutgers' Technology" means all information, and physical objects related to the Invention or to Licensed Product, in the field of use licensed hereunder, (other than Rutgers' Patent Rights), including but not limited to formulations, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature, whether patentable or not, owned or controlled by Rutgers, which Rutgers has the right to disclose and license to third parties and which arose in the Inventors laboratories under the direction of one or more of the Inventors prior to the Effective Date of this Agreement or arises hereafter under the Research Agreement.
     1.12 "Territory" shall mean all countries of the world in which Rutgers has intellectual property rights, subject to any exclusions provided in this Agreement.

                            2. GRANT

     2.1 Subject to the limitations set forth in this Agreement, Rutgers hereby grants to Licensee an exclusive license in the Licensed Field under Rutgers' Patent Rights and Rutgers' Technology to make, have made, use, and sell Licensed Products and to practice Licensed Method in the Territory during the term of this Agreement.

     2.2 Subject to the limitations set forth in this Agreement, Rutgers hereby grants to Licensee a nonexclusive license in the Second Field under Rutgers' Patent Rights and Rutgers' Technology to make, have made, use, and sell Licensed Products and to practice Licensed Method in the Territory during the term of this Agreement.

     2.3 If the Invention was funded by the U.S. Government, the license granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations and to the licenses granted to the U.S. Government that are referred to in the

Recitals.

     2.4 Rutgers expressly reserves the right to use the Invention, Rutgers' Patent Rights, Rutgers' Technology, Licensed Products, Licensed Methods, and associated information and technology for educational, research and other non-business purposes and to publish the results thereof.
     2.5 Rutgers', principally through the Inventors, has provided Rutgers Technology to Licensee. It is understood that at the time of disclosure to the Licensee some of the Rutgers' Technology may have been made available to the public or to Licensee without restrictions.

                         3. SUBLICENSES

     3.1 Rutgers grants to Licensee the right to grant sublicenses to third parties under the licenses granted in Article 2.1, provided Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to Rutgers (and, if applicable, to the United States Government) that are contained in this Agreement.

     3.2 Within thirty (30) days after execution thereof, Licensee shall provide Rutgers with a copy of each sublicense issued hereunder, and shall thereafter collect and guarantee payment of all royalties due Rutgers from sublicensees and summarize and deliver all reports due Rutgers from sublicensees.
     3.3 Upon termination of this Agreement for any reason, Rutgers, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to Rutgers.

     4.  LICENSE ISSUE FEE, LICENSE MAINTENANCE FEES
                     AND MILESTONE PAYMENTS

     4.1 Licensee agrees to pay to Rutgers a License Issue Fee of Ten Thousand Dollars ($10,000) and 187,500 shares of Licensee's common stock within thirty (30) days after the execution of this Agreement. This consideration is non-refundable and is not an advance against royalties.

     4.2 Licensee agrees to pay to Rutgers a License Maintenance Fee of Five Thousand Dollars ($5,000)on the first anniversary of the Effective Date in 1998, Ten Thousand Dollars ($10,000) on the second anniversary date of the Effective Date in 1999, and Ten Thousand Dollars ($10,000) continuing annually on the anniversary of the Effective Date of each subsequent year. The License Maintenance Fee shall not be payable on any due date if on said date Licensee is commercially selling Licensed Product and paying an earned royalty to Rutgers on the sales of Licensed Product. The

License Maintenance Fee is non-refundable and is not an advance against royalties.
     4.4 Licensee shall pay to Rutgers a portion of all nonroyalty consideration received by Licensee from sublicensing or transferring the rights licensed to Licensee hereunder, and shall pay or cause its shareholders to pay to Rutgers a portion of all consideration, received from sale of Licensee or its Affiliates, attributable to the rights granted to Licensee hereunder according to the following schedule:

Cumulative Consideration            Percentage to Rutgers
Received by Licensee


$0 to $2 Million                        10%
>$2 Million $4 Million                  25%
>$4 Million                             40%

                          5. ROYALTIES

     5.1 Except as otherwise required by law, Licensee shall pay to Rutgers a running royalty of three percent (3%) of Net Sales during the term of this Agreement. Sales among Licensee, its Affiliates and its sublicensees for ultimate third party use shall be disregarded for purposes of computing royalties. Royalties shall be payable only upon sales or transfers between unrelated third parties and shall be based on arms length consideration.

     5.2 Royalties payable to Rutgers shall be paid to Rutgers quarterly on or before the following dates of each calendar year:
               February 28              May 31
               August 31                November 30
Each such payment will be for unpaid royalties that accrued within Licensee's most recently completed calendar quarter.
     5.3 Licensee shall pay to Rutgers a minimum annual royalty equal to the amount set forth on the following schedule:
              Year of Commercial Marketing       Minimum Royalty
              1                                  $25,000
              2                                  $40,000
              3 and thereafter                   $60,000

for the term of this Agreement beginning with the date of first commercial sale of Licensed Product. This minimum annual royalty shall be paid to Rutgers by February 28 of each year and shall be credited against the earned royalty due and owing for the calendar year in which the minimum annual royalty is paid. The first year's minimum annual royalty shall be prorated by the fractional number of full months remaining in that calendar year and shall be paid within forty-five days (45) of the date of first commercial sale of a Licensed Product.

     5.4 All amounts due Rutgers shall be payable in United States Dollars in New Brunswick, New Jersey. When Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States Dollars. The exchange rate will be the United States Dollar buying rate quoted in the Wall Street Journal on the last day of the reporting period.
     5.5 Licensee shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country. Licensee shall also be responsible for all bank transfer charges.
     5.6 If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, Licensee shall pay royalties due to Rutgers from Licensee's other sources of United States Dollars.
     5.7 In the event that any patent or any claim thereof included within the Rutgers' Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last-resort in any country and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision with respect to such country. Licensee shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision, or that are based on Rutgers' Technology.
     5.8 In the event that a patent application is made for Letters Patent, but no patent issues under Rutgers' Patent Rights as described in 5.7 above, Licensee's royalty due hereunder shall be reduced to one-half of one percent (.5%) of Net Sales during the term of this Agreement. Sales among Licensee, its Affiliates and its sublicensees for ultimate third party use shall be disregarded for purposes of computing royalties. Royalties shall be payable only upon sales or transfers between unrelated third parties and shall be based on arms length consideration. Royalties due herein shall continue for a time period that ends at 17 years from the Effective Date of this Agreement.
     5.9 If a license to the Invention has been granted to the United States Government, no royalties shall be payable hereunder on Licensed Products sold to the U.S. Government. Licensee and its sublicensees shall reduce the amount charged for Licensed Products sold to the United States Government by an amount equal to the royalty for such Licensed Products otherwise due Rutgers as provided herein.

                          6. DILIGENCE

6.1 Licensee, upon execution of this Agreement, shall use its best efforts to endeavor to develop, test, obtain regulatory approval, manufacture, market and sell Licensed Products in all countries of the Territory and shall use its best efforts to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.
     6.2 Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations hereunder.
     6.3 Licensee shall use all reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.
     6.4 If Licensee fails to complete the following milestones as described below, then Rutgers shall have the right and option upon sixty (60) days' written notice, either to terminate this Agreement with respect to any countries where Licensee has failed to perform or to reduce Licensee's exclusive license to a nonexclusive license in such countries:
     a. Execute the Research Agreement in the amount of least

$100,000 within thirty (30) days of the execution of this Agreement and perform in accordance of the terms of that Research Agreement.
     b. Make the first commercial sale in the United States of America and a Major Market Country in the Licensed Field by December 31, 1998.
     c. Complete construction of a plastic extrusion plant capable of producing railroad ties at a capacity in excess of 400,000 railroad ties per year and commence operation of such plant by December 1999.
     d. Make a first commercial sale in the United States of America and a Major Market Country in each of the Second Fields by December 31, 1999.

Should the Licensee fail to fulfill the diligence requirements within said sixty (60) day period, the notice shall be effective at the end of said period. This right, if exercised by Rutgers, supersedes the rights granted in Article 2 (GRANT).

                7.  PROGRESS AND ROYALTY REPORTS

     7.1 Beginning August 28, 1997, and semi-annually thereafter,
Licensee shall submit to Rutgers a progress report covering

Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product in each country of the Territory.
     7.2 The progress reports submitted under section 7.1 shall include sufficient information to enable Rutgers to determine Licensee's progress in fulfilling its obligations under Article 6, including, but not limited to, the following topics:
     -    summary of work completed
     -    key scientific discoveries
     - summary of work in progress, including product development and testing and progress in obtaining government approvals
     -    current schedule of anticipated events or milestones
     - market plans for introduction of Licensed Products in countries of the Territory in which Licensed Product has not been introduced
     - summary of resources (dollar value) spent in the reporting period for research, development, and marketing of Licensed Products
     - activities in obtaining sublicensees and activities of sublicensees
     - certified financial statements annually and quarterly financial statements that are produced internally as of the end of the previous calendar quarter.
     -    activities under the Research Agreement
     7.3 Licensee shall have a continuing responsibility to keep Rutgers informed of the large/small entity status (as defined by the United States Patent and Trademark office) of itself and its sublicensees.
     7.4 Licensee shall report to Rutgers in its immediately subsequent progress and royalty report the date of first commercial sale of each Licensed Product in each country.
     7.5 After the first commercial sale of a Licensed Product anywhere in the world, Licensee will make quarterly royalty reports to Rutgers on or before each February 28, May 31, August 31 and November 30 of each year. Each such royalty report will cover Licensee's most recently completed calendar quarter and will show
(a) the units and gross sales and Net Sales of each type of Licensed Product sold by Licensee on which royalties have not been paid, including a clear indication of how Net Sales were calculated; (b) the royalties, in U.S. dollars, payable hereunder with respect to such sales; (c) the method used to calculate the royalty; (d) the exchange rates used, if any; and (e) consideration received from sublicensing.

     7.6 If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be made by Licensee.


                      8. BOOKS AND RECORDS

     8.1 Licensee shall keep and cause its sublicensees to keep books and records in accordance with general acceptable accounting principles accurately showing all transactions and information relating to this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain and shall be open to inspection by representatives or agents of Rutgers at reasonable times upon reasonable notice.

     8.2 The fees and expenses of Rutgers' representatives performing such an examination shall be borne by Rutgers. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, or if as a result of the examination it is determined that Licensee is in material breach of its other obligations under this Agreement, then the fees and expenses of these representatives shall be borne by Licensee.

                    9. TERM OF THE AGREEMENI

     9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect in each country of the Territory until the longer of (i) expiration of the last-to-expire patent licensed under this Agreement in such country or (ii) ten years from the date of first commercial sale of a Licensed Product in such country.

     9.2 Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following
Articles:
               Article 8      Books and Records

               Article 12     Disposition of Licensed Products on
                              Hand Upon Termination

               Article 13     Use of Names, Trademarks and
                              Confidential Data

               Article 18     Indemnification and Insurance

               Article 23     F ailure to Perform

               Article 28     Confidentiality

                   10. TERMINATION BY RUTGERS

     10.1 If Licensee should breach or fail to perform any provision of this Agreement, then Rutgers may give written notice of such default (Notice of Default) to Licensee. If Licensee should fail to cure such default within ninety (90) days of the effective date of such notice, Rutgers shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to Licensee. If a Notice of Termination is sent to Licensee, this Agreement shall automatically terminate on the effective date of such notice. Termination shall not relieve Licensee of its obligation to pay all amounts due to Rutgers as of the effective date of termination and shall not impair any accrued right of Rutgers.

                   11. TERMINATION BY LICENSEE
     11.1 Licensee shall have the right at any time to terminate this Agreement in whole or as to any portion of Rutgers' Patent Rights by giving ninety (90) days notice thereof in writing to Rutgers. If such termination is within the first two (2) years of this Agreement, Licensee shall pay Rutgers a relicensing fee of Ten Thousand Dollars ($10,000).

     11.2 Any termination pursuant to the above paragraph shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee or any payments made to Rutgers hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of Rutgers arising under this Agreement prior to such termination.
      12. DISPOSITION OF LICENSED PRODUCTS AND INFORMATION
                    ON HAND UPON TERMINATION
     12.1 Upon termination of this Agreement by either party (i) Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days after the effective date of termination, provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; (ii) Licensee shall promptly return, and shall cause its sublicensees to return, to Rutgers all Rutgers' Technology, and other property belonging to Rutgers, if any, that has been provided to Licensee or its Affiliates or sublicensees hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that Licensee may retain one copy of written material for record purposes only, provided such material is not used by Licensee for any other purpose and is not disclosed to others); and (iii) Licensee shall provide Rutgers with copies of all information relating to Licensed Product or Licensed Method developed or acquired by Licensee or its Affiliates, and Rutgers shall have the nonexclusive, worldwide right to use such information in connection with its research and in connection with the relicensing of Rutgers' Patent Rights and Rutgers' Technology.
   13. USE OF NAMES, TRADEMARKS, AND CONFIDENTIAL INFORMATION
     13.1 Nothing contained in this Agreement shall be construed as granting any right to Licensee or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Rutgers or any of its units (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name, "Rutgers, The State University of New Jersey" or any campus or unit of Rutgers is expressly prohibited, and Licensee shall not use such names in any manner without Rutgers' prior written consent.

                      14, LIMITED WARRANTY

     14.1 Rutgers warrants to Licensee that it has the lawful right to grant this license.

     14.2 This license and the associated Invention are provided
WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. RUTGERS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.
     14.3 IN NO EVENT WILL RUTGERS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE, SALE, OR USE OF THE INVENTION OR LICENSED PRODUCTS OR LICENSED METHODS OR RUTGERS' TECHNOLOGY OR BIOLOGICAL MATERIAL.

     14.4 Nothing in this Agreement shall be construed as:
     (14.4a) a warranty or representation by Rutgers as to the validity or scope of any Rutgers' Patent Rights or Rutgers Technology; or
     (14.4b) a warranty or representation that anything made., used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other intellectual property or biological materials of third parties; or
     (14.4c) an obligation to bring or prosecute actions or suits against third parties except as provided in
               Article 17; or
     (14.4d) conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of Rutgers other than Biological Materials, Rutgers' Patent Rights and Rutgers Technology as defined herein, regardless of whether such patents are dominant or subordinate to Rutgers' Patent Rights; or
     (14.4e) an obligation to furnish any know-how not provided in Rutgers' Patent Rights and Rutgers Technology.

                     15, PATENT PROSECUTION
                         AND MAINTENANCE

     15.1 Rutgers shall diligently prosecute and maintain the United States patents comprising Rutgers' Patent Rights using counsel of its choice. Rutgers' counsel shall take instructions only from Rutgers. Rutgers shall provide Licensee with copies of all relevant documentation so that Licensee may be informed and apprised of the continuing prosecution. Licensee agrees to keep this documentation confidential.

     15.2 Rutgers shall give due consideration to amending any patent application to include claims reasonably requested by Licensee to protect the Licensed Products contemplated to be sold under this Agreement.

     15.3 Rutgers shall cooperate with Licensee in applying for an extension of the term of any patent included within Rutgers' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984. Licensee shall prepare all such documents, and Rutgers agrees to execute such documents and to take such additional action as Licensee may reasonably request in
 .connection therewith.
     15.4 All past, present, and future costs of preparing, filing, prosecuting, defending, and maintaining all United States patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents covered by Rutgers' Patent Rights shall be borne by Licensee. such costs include patent prosecution costs for this Invention incurred by Rutgers prior to the execution of this Agreement of approximately $6,000, based on information currently available to Rutgers, which amount shall be due within thirty (30) days of the execution of this Agreement. Current and future costs shall be payable by Licensee within thirty (30) days of the billing date. Failure to pay these bills in a timely manner is grounds for terminating this Agreement. After Licensee has been notified three times of failure to pay bills in a timely manner, Rutgers may terminate this Agreement without prior notice to Licensee.
     15.5 Rutgers shall, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by

Rutgers' Patent Rights in foreign countries if available. Licensee consents to the filing of all PCT and foreign patent applications that have already been filed as of the effective date of this Agreement. Licensee shall notify Rutgers within six (6) months of the filing of the corresponding United States application of its decision to obtain all other foreign patents. This notice shall be in writing and shall identify the countries desired. The absence of such a notice from Licensee shall be considered by Rutgers to be an election not to request foreign rights.
     15.6 Licensee's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months' written notice to Rutgers. Rutgers shall use reasonable efforts to curtail patent costs when such a notice is received from Licensee. Licensee shall promptly pay patent costs which cannot be so curtailed. Commencing on the effective date of such notice, Rutgers may continue prosecution and/or maintenance of such applications or patent(s) at its sole discretion and expense, and Licensee shall have no further right or licenses thereunder or to relat ed Rutgers Technology.
     15.7 Rutgers shall have the right to file patent applications at its own expense in any country or countries in which Licensee has not elected to secure patent rights or in which Licensee's patent rights hereunder have terminated, and such applications and resultant patents shall not be subject to this Agreement and may be freely licensed by Rutgers to others together with Rutgers, Technology.

                       16. PATENT MARKING

     16.1 Licensee shall mark all Licensed Products made, used, sold or otherwise disposed of under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                     17, PATENT INFRINGEMENT

     17.1 In the event that Licensee shall learn of the substantial infringement of any patent licensed under this Agreement, Licensee shall call Rutgers' attention thereto in writing and shall provide Rutgers with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Rutge rs' Patent Rights without first obtaining consent of the other Party, which consent shall not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

     17.2 Licensee may request that Rutgers take legal action against the infringement of Rutgers' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to Licensee. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, Rutgers shall have the right to
     (17.2a) commence suit on its own account; or (17.2b) refuse to participate in such suit;
and Rutgers shall give notice of its election in writing to Licensee by the end of the sixtieth (60th) day after receiving notice of such request from Licensee. Licensee may thereafter bring suit for patent infringement if and only if Rutgers elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. However, in the event Licensee elects to bring suit in accordance with this paragraph, Rutgers may thereafter join such suit at its own expense.
     17.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that recoveries from legal actions brought jointly by Rutgers and Licensee shall be shared equally by them, after paying the reasonable legal expenses of both parties.

     17.4 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit. Each party may be represented by counsel of its choice.

                18. INDEMNIFICATION AND INSURANCE

     18.1 Licensee shall indemnify, hold harmless and defend Rutgers, its governors, trustees, officers, employees, students, agents and the Inventors against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) resulting from or arising out of the exercise of this license or any sublicense. This indemnification shall include, but is not limited to, any and all claims alleging products liability.

     18.2 Licensee shall, throughout the term of this agreement, at its sole cost and expense, insure its activities in connection with this Agreement and will maintain and keep in force, with insurers acceptable to Rutgers, or an equivalent program of self insurance acceptable to Rutgers the following types of insurance:
     (a) Comprehensive or Commercial General Liability which shall include, but not be limited to, broad form contractual liability and products/completed operations liability with minimum limits as follows:

          (i) $2,000,000 combined single limit as respects premises, operations and contractual liability;
          (ii) $5,000,000 combined single limit as respects liability arising out of Products and/or Completed operations. This coverage may be maintained on either an occurrence or claims made form. if Products/Completed Operations coverage is on a claims made form, Licensee must maintain such coverage for six years after termination or expiration of this license.

          (iii)     $5,000,000 General Aggregate.

     (b) Workers' Compensation and Employers Liability insurance, covering each employee of the Licensee engaged in the performance of the action required under the contract, with a limit of liability in accordance with applicable law, in the case of workers' compensation insurance, and with the following limits of liability in the case of employers' liability:

          Bodily injury by accident - $100,000 each accident;
          Bodily injury by disease - $500,000 policy limit;

          Bodily injury by disease - $100,000 each employee.
     (c) It is expressly understood and agreed, however, that the insurance coverage and limits stated in A and B above shall not in any way limit the liability of Licensee and that the required insurance shall be primary coverage. Any insurance Rutgers may purchase will be excess and noncontributory. Licensee's liability insurance will be endorsed to specifically name Rutgers as an additional insured, extend to cover the indemnification pursuant to
          Article 18 and provide as primary coverage.
     (d) Licensee shall furnish Rutgers with a certificate of insurance evidencing the coverage and limits required pursuant to A and B above. The liability certificate shall:
          (i) Provide for thirty (30) day advance written notice to Rutgers of cancellation or material alteration of the policy;
          (ii) Indicate that Rutgers has been endorsed as an additional insured under the coverages referred to above;
          (iii) Include a provision that the insurance will be primary and any valid and collectible insurance or program of self-insurance carried or maintained by Rutgers shall be excess and noncontributory.
     18.3 Rutgers shall promptly notify Licensee in writing of any claim or suit brought against Rutgers in respect of which Rutgers intends to invoke the provisions of Article 18. Licensee shall keep Rutgers informed on a current basis of its defense of any claims pursuant to Article 18.

                           19. NOTICES

     19.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

In the case of Licensee: President
                         U S. Plastics Lumber Company
                         2300 Glades Rd.
                         Boca Raton, FL 33431
In the case of Rutgers:  Rutgers, The State University of New

                         Jersey
                         office of Corporate Liaison and
                         Technology Transfer
                         P. 0. Box 1179
                         ASB Annex II, Bevier Road
                         Busch Campus
                         Piscataway, NJ 08855-1179
                         Attention: Director

                        20. ASSIGNABILITY
     20.1 This Agreement is binding upon and shall inure to the benefit of Rutgers, its successors and assigns, but shall be personal to Licensee and assignable by Licensee only with the written consent of Rutgers, which consent shall not be unreasonably withheld.
                        21. LATE PAYMENTS

     21.1 In the event any amounts due Rutgers hereunder, including but not limited to royalty payments, fees and patent cost reimbursements, are not received when due, Licensee shall pay to Rutgers an interest charge at a rate of Three (3) percent annually plus the current prime rate percentage per annum as established by Citibank on the day such payment was due. Such interest shall be calculated from the date payment was due until actually received by

Rutgers.

                           22. WAIVER

     22.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                     23. FAILURE TO PERFORM

     23.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                       24, GOVERNING LAWS

     24.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

            25. PREFERENCE FOR UNITED STATES INDUSTRY

     25.1 If the U.S. Government sponsored the Invention in whole or in part, Licensee agrees that any products sold in the United
States embodying this Invention or produced through the use thereo f will be manufactured substantially in the United States.

                 26. FOREIGN GOVERNMENT APPROVAL
                         OR REGISTRATION
     26.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.

                     27. EXPORT CONTROL LAWS

     27.1 Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                       28. CONFIDENTIALITY

     28.1 Licensee shall not use any Data and/or Rutgers

                               34
Technology except for the sole purpose of performing this Agreement, shall safeguard Data and/or Rutgers Technology against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, and shall not disclose or permit the disclosure of Data and/or Rutgers Technology to others (except to its employees, agents or consultants who are bound to Licensee and Rutgers by a like obligation of confidentiality) without the express written permission of Rutgers, except that Licensee shall not be prevented from using or disclosing any Data and/or Rutgers Technology:
     (28.1a) which Licensee can demonstrate by written records was previously known to it; or
     (28.1b) which is now, or becomes in the future, information generally available to the public in the form supplied, other than through acts or omissions of Licensee; or
     (28.1c) which is lawfully obtained by Licensee from sources independent of Rutgers who were entitled to provide such information to Licensee.
The obligations of Licensee under this section 28.1 shall remain in effect for five (5) years from the date of termination or expiration of this Agreement.

        29. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT

     29.1 In the event either party receives notice pertaining to any patent included within Rutgers' Patent Rights pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, hereinafter, "the Act") , including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an Abbreviated New Drug Application ("ANDAII) or a "paper" New Drug Application ("paper NDAII), or in the case of an infringement of Rutgers' Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party shall notify the other party promptly but in no event later than ten (10) days after receipt of such notice.
     29.2 If Licensee wishes action to be taken against such infringement, as provided in the Act, Licensee shall request such action by written notice to Rutgers. Within thirty (30) days of receiving said request, Rutgers will give written notice to Licensee of its election to:
          (29.2a)   commence suit on its own account; or
          (29.2b)   refuse to participate in such suit.
Licensee may thereafter bring suit for patent infringement as provided by the Act if and only if Rutgers elects not to commence suit and if the infringement occurred during the period that Licensee had exclusive rights in the United States under this Agreement. However, in the event Licensee elects to bring suit in accordance with this paragraph, Rutgers may thereafter join such suit at its own expense.

     29.3 The provisions of paragraphs 17.3 and 17.4 shall likewise apply to any legal action brought under this Article 29.

     29.4 Rutgers hereby authorizes Licensee to include in any NDA for a Licensed Product a list of patents included within Rutgers'
Patent Rights identifying Rutgers as patent owner.

                        30. MISCELLANEOUS

     30.1 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     30.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

     30.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

     30.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement between the parties, dated November 18, 1996 and the option Agreement between the parties dated June 30, 1996 is hereby terminated.
     30.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.
     30.6 In the event Licensee's current assets at any time become less than its current liabilities, or in the event Licensee is consistently unable to meet all of its debts over a three (3) month period, this Agreement is automatically suspended until Licensee's financial condition improves to the reasonable satisfaction of Rutgers, at which time the Agreement shall be reinstated, provided however, that the Agreement shall automatically terminate if (i) a voluntary or involuntary petition of bankruptcy is filed against Licensee, (ii) Licensee becomes insolvent, or (iii) the financial conditions which caused the suspension are not cured on a consistent basis within six (6) months of the commencement of the suspension.

     IN WITNESS WHEREOF, both Rutgers and Licensee have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year hereinafter written.

U.S. PLASTIC LUMBER CORP.          Rutgers, The State University
                                   of New Jersey


By                                      By
         (Signature)                              (Signature)


Name Mark Alsentzer                Name William T. Adams
         (Please Print)


Title President                         Director
                                   office of Corporate Liaison and
                                   Technology Transfer

Date  2-17-97                      Date